April 24, 2006

Mail Stop 3561

Via US Mail and Facsimile

Mr. Edwin Kwong
Chief Financial Officer
62 W. 8th Avenue, 4th Floor
Vancouver, British Columbia,
Canada V5Y 1M7

Re:	Jupiter Global Holdings, Corp.
	Form 10-KSB for the year ended December 31, 2004
	Forms 10-QSB for the periods ended March 31, 2005 and June
30,
2005
	Commission file #: 000-27233

Dear Mr. Kwong:

We have completed our review of your Form 10-KSB and related filings and have no further comments at this time.


								Sincerely,



								Linda Cvrkel
								Branch Chief
Mr. Edwin Kwong
Jupiter Global Holdings Corp.
April 19, 2006
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